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                                                                   Exhibit 10.34

                                 July 1, 1994

Mr. Richard Vogel
Apt. 20 Z
333 East 79th Street
New York, New York 10021

Dear Rich:

       This letter will describe the nature of your work with NewSub Services, Inc. (NSS) and will supercede any prior discussions or documents.

       1. NSS will employ you for the purpose of evaluating and developing new lines of business, with the intention that any such new lines will become entities independent from NSS, at the time deemed appropriate by NSS in its discretion. You will perform such duties for NSS as may be reasonably requested of you, working generally under my supervision.

       2. Your initial salary will be $92,000 per year and in addition you shall receive such fringe benefits as are afforded to NSS employees generally. In addition, you will be reimbursed for your out-of-pocket business expenses incurred on NSS' behalf, subject to furnishing appropriate receipts or other documentation in accordance with company policy. On the anniversary of each year of your employment you will be considered for a salary increase. The amount of the increase, if any, will be at NSS' sole discretion. Each year I will conduct a review of your performance. If your performance is deemed adequate by me, you will receive a cash bonus. The amount of the bonus paid to you is at the sole discretion of NSS. However, it is anticipated that for your first year of employment, your bonus will not be greater than 37.5% of your first year salary or less than 17.5% of salary. In subsequent years of employment, you will have similar cash bonus opportunities, based on a review of your performance that I will conduct. You will have the use of a 1991 Saturn automobile as a company vehicle. You will be responsible for the cost of insurance, maintenance, garaging and all other costs related to operation.

       3. You will have an opportunity to acquire an ownership interest in the lines of business you develop with NSS. Initially you will be considered to have a 1% interest in each of three designated potential entities, for the moment known as (1) Sub Rights Report, (2) Marshall Loeb Newsletter and (3) Mutual Fund Finder. In the future NSS may designate in writing other potential entities to be worked on by you and upon doing so you will be considered to have an initial 1% interest in each of these. During your first three years of the development of a potential entity, you will also be eligible to obtain additional interests in entities designated to be worked on by you, by way of a performance-based bonus program. Under the bonus program, you may be awarded annually up to a total of 5% in ownership interest in the designated businesses. Any such bonus will be determined by NSS in its sole discretion. Once an "equity" bonus has been awarded to you, you will have, for a period of 30 days thereafter, the right to select which businesses you wish to receive an equity interest in, in increments of at least 1%, provided that no more than 2/3 of the bonus in any year can be applied to any one business. NSS

                                       1
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Mr. Richard Vogel
July 1, 1994
Page -2-

will keep a record of your interests in the designated businesses, which it will make available to you. NSS will also keep an account of the costs and expenses, and any income, attributable to each designated business, which will also be available for your review.

     Rich, you must understand that any ownership interest you are considered to have will be theoretical only until a separate entity is formed and you have received stock or other documentary form of ownership interest or derivative interest. To reiterate, the decision whether or when to form an independent entity is totally within the discretion of NSS. You will not have any ownership or claim to ownership in NSS itself. Moreover, any theoretical interest considered to be held by you is cancellable if for any reason you voluntarily leave the employment of NSS, or if your employment is terminated by NSS for cause (or if you leave the employment of, or your employment is terminated for cause by, an independent entity conducting one or more of the designated lines of business), within 12 months of obtaining such interest, either by way of initial award or subsequent bonus. Such cancellation will be on a monthly pro-rata basis so that after 3 months of the award or bonus, only 75% of your potential ownership interests would be cancellable, after 6 months, 50%, etc. However, if any of the designated businesses make an annual profit or are sold by NSS prior to formation of a separate entity, you will be entitled to receive your share, based upon your theoretical ownership interest, of the profit from the operation or sale of such business, taking into account all the accumulated costs and expenses of such business and the expenses of any sale. The determination of profit shall be made by the Chief Financial Officer of NSS or by its independent auditors and such determination made in good faith shall be final and binding.

     4. You acknowledge and agree that in connection with your employment by NSS you will obtain non-public information, documents, files and other papers concerning the products, business, operations, financial affairs, or condition of NSS or any affiliate of NSS to which the general public would not have access, including but not limited to, financial statements, customer lists, training manuals, marketing methods, pricing structures, technical data, process information and know-how ("Confidential Information"). You covenant and agree that you will not at any time divulge, make known to any person, or use for any purpose Confidential Information except (i) as reasonably necessary in the course of providing services to NSS, or (ii) as required by law, regulation or legal process. All products, inventions, materials, records, and documents created or developed by you in the course of your employment with NSS, whether embodied in electronic media or in written or other form, shall be the sole property of NSS and upon request you will promptly assign, transfer and deliver to NSS such property. Your obligations set forth in this paragraph shall be binding even after you cease to be an employee of NSS or any affiliate.

     5. We mutually agree that either you or NSS may terminate the employment relationship upon 90 days notice at any time for any or no reason. If NSS terminates your employment without cause, NSS will negotiate in good faith a severance benefit arrangement. This agreement is not intended to create or imply any obligation of NSS to employ you for a fixed or periodic term, or to demonstrate just cause or any other justification for termination of the employment relationship.

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Mr. Richard Vogel
July 1, 1994
Page -3-

       Please indicate your understanding and agreement to the foregoing by signing a copy of this letter in the space provided below.

       We look forward to a mutually beneficial relationship.

                                                Sincerely

                                                /s/ Michael Loeb
                                                -------------------------
                                                Michael Loeb, President

Understood and Agreed:

/s/ Richard Vogel
----------------------
Richard Vogel

                                       3
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                              SYNAPSE GROUP, INC.
                              Four High Ridge Park
                          Stamford, Connecticut  06905


March 29, 2000



Mr. Richard Vogel
110 Davenport Farm Lane West
Stamford, CT  06903

     Re: Letter Agreement dated July 1, 1994 between Richard Vogel and NewSub Services, Inc. ("Letter Agreement")

Dear Rich:

     Reference is made to the Letter Agreement, a copy of which is attached as Exhibit A. Please confirm your agreement to amend the Letter Agreement to delete paragraph 3 and the final two sentences of paragraph 2. Except as so amended, the Letter Agreement shall remain in full force and effect.

                                            Sincerely,

                                            SYNAPSE GROUP, INC.
                                            (successor to NewSub Services, Inc.)


                                            By:  /s/ Michael Loeb
                                                 ----------------------------
                                                 Michael Loeb
                                                 President and CEO


Agreed:



/s/ Richard Vogel
--------------------------
Richard Vogel